                                                                   EXHIBIT 12.1


                 COMPUTATION OF RATIO EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)

                                                                                                   SIX MONTHS ENDED
                                                            YEAR ENDED OCTOBER 31,                     APRIL 30,
                                       --------------------------------------------------------    ------------------
                                         1992        1993        1994        1995        1996      1996(2)    1997(2)
                                       --------    --------    --------    --------    --------    -------    -------
Excess of earnings available to cover
   fixed charges
Earnings from continuing operations
  before income taxes                  $144,054    $205,732    $238,160    $269,106    $289,169    $41,041    $26,887
Add:   Fixed charges                    110,952     110,882     113,916     117,593     113,372     57,090     56,189
Less:  Capitalized interest                (577)       (130)       (630)     (2,091)     (1,657)    (1,229)       (91)
       Earnings, as adjusted            254,429     316,484     351,446     384,608     400,884     96,902     82,985
                                       --------    --------    --------    --------    --------    -------    -------
Fixed charges
Interest expense                         85,442      84,585      86,219      88,735      82,882     41,445     41,753
Capitalized interest                        577         130         630       2,091       1,657      1,229         91
Portion of rents representative
   of the interest factor (1)            24,933      26,167      27,067      26,767      28,833     14,416     14,345

    Fixed charges                       110,952     110,882     113,916     117,593     113,372     57,090     56,189
                                       --------    --------    --------    --------    --------    -------    -------
Excess of earnings to fixed charges    $143,477    $205,602    $237,530    $267,015    $287,512    $39,812    $26,796
                                       --------    --------    --------    --------    --------    -------    -------

Ratio of earnings to fixed charges          2.3         2.9         3.1         3.3         3.5        1.7        1.5


(1) This represents approximately 33.3% of total rent expense, which management estimates to be the interest component of such rent expense.


(2) The Company's businesses are seasonal in nature, and historically the results of operations for these periods have not been indicative of the results for the full year.